Exhibit 99.1

Affinity Media International Corp. Announces Its Stockholders Approved the Continuation of Its Corporate Existence

LOS ANGELES, October 10, 2008 /PRNewswire-FirstCall/ -- Affinity Media International Corp. (Pink Sheets: AFMI.PK - News; "Affinity" or the "Company"), a special purpose acquisition company, announced today that at a Special Meeting held on October 7, 2008, a majority of its stockholders voted in favor of the proposal to remove the blank check company restrictions from the Company’s charter, thereby allowing the Company to continue its corporate existence. The Trustee of the Company’s trust fund, American Stock Transfer & Trust Company, in accordance with its usual procedures, will distribute the trust fund proceeds to the Company’s stockholders on October 17, 2008. In connection with the distribution, the shares of common stock with respect to which the stockholders will receive the trust payment will be cancelled and the Company’s stockholders will receive one share of common stock for every seven shares cancelled. The newly issued shares of common stock will be quoted on the Pink Sheets. The distribution will not require any action on the part of the stockholders.

Commenting on the stockholder actions, Peter Engel, Chief Executive Officer said, “We are extremely pleased that our stockholders approved the proposal to continue our corporate existence and believe such continuance, rather than dissolving, will create the most value for our stockholders. The Company believes that all of the shares issued in the Company’s initial public offering are held in “street name”, which means that the cash distributions will be sent through the Depository Trust Company system to stockbrokerage and other financial firms for final distribution to beneficial owners of the stock. Stockholders should contact their financial advisors for details about the receipt and disposition of their share of the cash distribution and shares of common stock.”

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Affinity Media. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Affinity Media's actual results could differ materially from those anticipated in forward- looking statements and you should not place any undue reliance on such forward-looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Affinity Media's filings with the SEC.

The forward-looking statements in this news release are made as of the date hereof, and Affinity does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Contact:

Peter Engel
Chief Executive Officer
(323) 243-0006